Exhibit 99.3

Third Quarter – 2006

Good morning. Welcome to KMG America’s 3rd quarter 2006 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our third quarter Form 10-Q, to be issued tomorrow, and our Form 10-KA for 2006. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

KMG America reported 3rd Quarter operating earnings this morning of $.10/share. These results are consistent with internal projections and better than analysts’ consensus estimates of eight cents per share. Scott will describe several unusual items, some of which contribute positively to earnings and some negatively. But the trend of rapidly increasing sales, premium growth, and reduced losses on our new large case business is evident.

I’ll make a few comments on our large case sales activity. Including a small block of voluntary business, sales rose from $8.2 million in the second quarter to $12.8 million in the third. We are now aggressively pursuing January 1 renewal business and are optimistic that we’ll begin 2007 with a significantly increased premium base compared to January 2006. In addition, the quality and diversity of cases has consistently improved throughout the year.

The number of sales representatives remains stable at 21. It appears productivity per rep will be somewhat under $3.0 million for full year 2006, but it should be within an acceptable range for the objective. KMG America continues to gain more traction in the marketplace. The flow of new cases is increasing nicely and the product mix is becoming more balanced with improved numbers of group and voluntary quotes. We are having success with multiple product sales which is a key piece of our strategy. I expect January renewals to include significantly improved numbers of group cases. All of this is more confirmation of the quality of KMG America’s sales, administration and underwriting operations.

Product development continues to progress quite nicely. We have filed several new voluntary products this year. For the most part, product approvals are being received on a timely basis with the exception of disability approvals in the key states of California and Minnesota. This has hampered our group products sales results somewhat. However, most of you are aware we have been emphasizing voluntary products because of the more certain margin results associated with individual products which have filed rates.

Operationally, long term care claims retreated nicely in the third quarter after being up in the second quarter. There is industry wide concern over long term care claims so we are happy to report that our book continues to perform at a reasonable level. Also, you’ll see that the expected efficiencies associated with premium growth are being realized. And we added reserves to our stop loss block as we transition to actual claims from formula reserving.

Finally, before I turn to Scott, I’ll say a couple things about the ING litigation – not because it’s material, but because many of you are interested. In the third quarter, we received another very favorable ruling... this one from the Minnesota State Appeals Court. Incredibly, however, discovery continues. We have an assigned date for a summary judgment hearing in January and we expect it to be successful. And remember, we filed a Rule 11 motion seeking reimbursement for costs. As time and rulings pass, we are increasingly optimistic about the outcome.

Now I’ll ask Scott to comment in more detail about the financial results.

Good morning.

Our operating income of 10 cents per fully diluted share compares with 5 cents last quarter and 6 cents in the third quarter a year ago. The operating income per share this quarter breaks down into 19 cents for the Kanawha legacy business vs. 16 cents last quarter, and a loss of 9 cents for the new large case activity this quarter, vs. the 11cent loss last quarter. This means the earnings trends in both the legacy business and new large case activity were favorable this quarter.

Before I get into a brief earnings discussion, let me make note of the change in format of our earnings release this quarter, along with the introduction of a new statistical supplement on our company website, which went live with the earnings press release this morning. These format changes accomplish two important objectives:

1.

Shorten and simplify the press release with a focus on two key elements of our operating performance: the underlying earnings stability and strength of Kanawha’s legacy business, and the revenue and earnings trajectory of the new large case activity;

2.

Present a new “normalized” earnings measure to identify and remove unusual or temporary items in each quarter to help analysts and investors focus on underlying earnings trends. Normalized earnings for the current and all prior quarters are now available in the new statistical supplement. Earnings presented on this basis are subjective, but you can look through the details and form your own opinion.

There were a number of unusual items in the current quarter results – both favorable and unfavorable – but in our view “normalized” earnings for the quarter were consistent in total with the 10 cent reported earnings number. These unusual items include the following:

1.

A reimbursement from our D&O underwriters for certain prior and current period ING litigation expenses amounting to two cents per share. Roughly half of this relates to prior periods, with the other half for the current quarter. We would now expect reimbursements for most of our future legal costs to continue as long as this lawsuit continues. With this new development it now appears that this lawsuit will be even less consequential as it progresses to its conclusion;

2.	A one-time accrual amounting to two cents per share for indemnification of previously reported losses from former shareholders of Kanawha under the terms of the purchase agreement;
3.

An offset to these favorable adjustments of two cents per share for an addition to stop loss reserves on business we wrote in 2005. This quarter we began a transition to actual claims-based reserves from formula-driven reserves as our stop loss book matures. Our current expectation for 2007 and beyond is that future loss ratios for the 2005 cases that were renewed this year, as well as for the stop loss business that has been written in 2006 – a significantly larger block of business I would add – will be lower.

Notwithstanding these unusual items, the 5 cent earnings improvement this quarter from the 5 cents reported last quarter comes in large part from improved claims experience in Kanawha’s legacy business – especially in the Senior and Acquired Business segments -- as well as from earned premium growth in the new large case activity. The benefit ratio for the Kanawha legacy business this quarter was 75% compared to 82% last quarter. Partially offsetting this improvement was accelerated amortization of deferred acquisition costs in the third quarter stemming from lapses of a number of legacy worksite cases. Indicative of a favorable trend, the expense ratio continues to decline even after adjusting out the unusual items this quarter, falling from 50% last quarter to 47% this quarter after adjustment. This means that premiums and fees are growing faster than expenses, indicative of economies of scale.

We are reporting operating returns on average equity for the first time this quarter. You will find the details in the statistical supplement. The annualized ROE was about 4.5% in the third quarter on both a “reported” and “normalized” basis for KMG America as a whole, which is an improvement from the second quarter on both measures. For the Kanawha legacy business only, return on average equity in the third quarter was 9.7% on a “reported” basis, up from 8.2% in the second quarter. On a “normalized” basis, the ROE for the Kanawha legacy business at nearly 9% was also up compared to the second quarter.

Finally, we continue to be comfortable with the 28 to 32 cent full year EPS guidance announced last quarter. With that, I’ll turn it back to Ken for the Q&A session.